INVESTMENT ADVISORY



                   CONTRACT










         Omnivest Research Corporation
            250 Tampa Avenue West
            Venice, Florida 34285




          INVESTMENT ADVISORY CONTRACT

THIS AGREEMENT, made by and between the C/FINANCIAL FUND
FUND series of C/Funds Group, Inc., a Florida
Corporation, ("the Fund"), and Omnivest Research Corpora-tion, a Florida Corporation ("ORC"):

WITNESSETH:
WHEREAS, The Fund engages in the business of investing and reinvesting its assets and property in various types of securities, and

WHEREAS, ORC engages in the business of providing investment advisory services and is licensed to engage in such business;

NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

First, The Fund hereby employs ORC for a period and on the terms as set forth in this Agreement, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of C/Funds Group, Inc. ORC hereby accepts such employment and agrees, during such period, to render the services and assume the obligations and be paid compensation, as set forth and agreed herein. ORC, its directors, officers, employees and agents shall, for all purposes herein, be deemed to be providing services as an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for, represent, or in any way be deemed an agent of the Fund.

Second, As compensation for services to be rendered to the Fund by ORC under the provisions of this Agreement, the Fund shall pay to ORC a fee equal in amount to one/three hundred and sixty fifth of one percent daily
(equivalent to 1% per annum), calculated as a percent of the total Fund's market closing value each day and based upon the net assets, securities and cash held by the Fund as of that time each day, such fee to be accumulated and such accumulated amount to be due and payable to ORC on the first day of each month as payment in full for managing the Fund's assets for the previous monthly period ending on the 15th day of the month prior to pay date.

Third, it is expressly understood and agreed that the services to be rendered by the investment advisor to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and that ORC shall be free to render similar or different investment services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

Fourth, it is understood and agreed that directors, officers, employees, agents, and shareholders of the Fund or of C/Funds Group, Inc., may be directors, officers, employees, agents and/or shareholders of ORC, and that directors, officers, employees, agents and shareholders of ORC may be interested in the Fund in the same way, and that ORC itself as an entity may be interested in the Fund as a shareholder. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of ORC may continue as directors, officers, employees, agents and shareholders of the Fund;
that ORC, its directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other Funds or investment companies, or to any other corporation, association, firm or individual, and that ORC may render other services of any kind to any other investment company, corporation, association, firm or individual.

Fifth, it is agreed hereby between the parties to this Agreement that all expenses incurred for normal operating costs of the Fund, including fidelity bonding costs and charges made by the independent public accounting firm, shall be borne in full by the Fund. ORC or any of its affiliated businesses or companies shall be permitted hereunder to charge the Fund fees for services such as but not limited to: the cost of maintaining Fund books, records and procedures; dealing with its shareholders;
the payment of dividends; transfers of stock; reports or notices mailed to shareholders; expenses of annual stockholders meetings; custodian fees; and all regulatory and registration fees; taxes; legal fees; officer remuneration; office expenses; and postage; provided, that in no event shall remuneration or payments of any kind to any provider, including to ORC, its affiliated companies or businesses or its interested directors, employees, officers, or agents in one calendar year, be in an amount in excess of 2% of the average daily market value of the assets of the Fund. Officers, directors, employees and agents of ORC who are, or may in the future be, directors, officers, employees, agents or advisory board members of the Fund or C/Funds Group, Inc., shall receive no compensation from the Fund for acting in such capacities for the Fund. In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund and ORC may share common facilities and personnel common to eachother and it is agreed hereunder that costs, as and when applicable and subject to the limitations herein provided, for shared facilities are to be shared fairly and equitably.

Sixth, it is agreed hereunder that ORC shall give the Fund the benefit of its best judgment and efforts in rendering these services, and the Fund agrees as an inducement to undertake these services that ORC shall not be held liable hereunder for any mistake in judgment or any event whatsoever, provided that nothing herein shall be construed to protect ORC against any liability to the Fund or to its shareholders for ORC's wilfull misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations hereunder.

Seventh, it is mutually agreed by the parties hereto that this Agreement shall continue in force and effect until and so long as the Board of Directors and Shareholders of the Fund vote to keep it in force, it being understood and agreed that this Agreeement or any other similar
Agreement as amended, must be approved by vote of Shareholders at least once annually. Such approval by the Board of Directors shall be by a majority of those directors who are not interested directors of the Fund or parties to this Agreement by virtue of their affiliation with ORC and by a shareholder vote of a majority of shares outstanding at the time.

Eighth, it shall be agreed that this Agreement may be terminated at any time upon 30 days written notice, without payment of any penalty, by the Fund's Board of Directors or by a vote of a majority of the outstanding voting shares of the Fund. This contract will automatically terminate in the event of its assignment
(within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of ORC. Upon the termination of this Agreement, the obligations of the parties hereto shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to ORC the fee provided herein, prorated to the date of termination.



IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers this ______ day of ______________, 1997.

	 		     C/FINANCIAL FUND Series
			     C/Funds Group, Inc.

  (SEAL)
Attest: ____________________ By:____________________


  			   OMNIVEST RESEARCH CORPORATION

 (SEAL)
Attest: ____________________ By:_____________________




C/Data Systems Form #042992
ws/cfi/contract.cff